UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SD

Specialized Disclosure Report

DOWDUPONT INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38196	81-1224539
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

c/o The Dow Chemical Company	c/o E. I. du Pont de Nemours and Company
2211 H. H. Dow Way	974 Centre Road
Midland, MI 48674	Wilmington, Delaware 19805
(Address of principal executive offices)

Jonathan P. Wendt (989) 638-2343	Calissa W. Brown (302) 996-8243
(name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2018.

SECTION 1 - CONFLICT MINERAL DISCLOSURE

Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
A copy of DowDuPont Inc.’s Conflict Minerals Report is filed as Exhibit 1.01 hereto. This Form SD and the Conflict Minerals Report are publicly available on the Company’s website at www.dow-dupont.com/investors/corporate-governance, as well as the SEC’s EDGAR database at www.sec.gov.

Item 1.02 Exhibit
The Company has filed, as an exhibit to this Form SD, the Conflict Minerals Report required by Item 1.01.

SECTION 2 - EXHIBITS

Item 2.01 Exhibits
The following exhibit is filed as part of this report:

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOWDUPONT INC.
(Registrant)

/s/ Edward D. Breen
Edward D. Breen
Chief Executive Officer

March 22, 2019

EXHIBIT INDEX

Exhibit Number	Description

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

4